Exhibit 99.2

Second Quarter 2008 Results August 5, 2008 11:00 AM EDT Dial In Number 800-895-0198 Domestic 785-424-1053 International Conference ID: ALTRA Replay Number through August 12, 2008 800-283-4783 Domestic 402-220-0859 International Conference ID: ALTRA

Safe Harbor Statement Forward Looking Statements All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the US and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (15) failure to obtain or protect intellectual property rights, (16) failure of operating equipment or information technology infrastructure and (17) risks associated with our debt leverage and operating covenants under our debt instruments, (18) as well as other risks, uncertainties and other factors described in the company's Form 10-Q, Form 10-K and in the company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.

Record Quarterly Financial Results in 2nd Quarter 2008 Net sales increased 9.4% (adjusted for acquisitions 7.3%) Income from operations improved 23.6% Recurring net income increased from $6.9M to $10.3M Recurring EPS increased from $0.29 to $0.39, an increase of 34.5% Adjusted EBITDA grew 15.4% and was 16.9% of net sales Improved leverage to 2.35x adjusted EBITDA Retired $15.0M of 9% Senior Secured Notes Raised 2008E outlook Compared to 2nd Quarter 2007: Compared to 2nd Quarter 2007:

2nd Quarter 2008 Financial Highlights Solid top line growth with continued margin improvement

2nd Quarter 2008 Recurring Net Income 2nd Quarter 2008 Recurring Net Income

YTD Highlights YTD Highlights

YTD 2008 Recurring Net Income YTD 2008 Recurring Net Income

Balance Sheet Highlights

Operations Update Organic Growth Initiatives Target Market Initiatives New Products Operating Margin Improvement Sales Leverage Acquisition Synergies Pricing Actions Productivity Improvements - ABS Low Cost Country Sourcing and Manufacturing

Raised 2008E Outlook $640 - $650 Million in sales $102- $106 Million in EBITDA $1.28 - $1.37 Diluted earnings per share $17- $19 Million in capital expenditures $21 - $23 Million in depreciation and amortization 35% Effective tax rate

Supplemental Information Adjusted EBITDA